EXHIBIT 12.1
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                                       WEINGARTEN REALTY INVESTORS
                       COMPUTATION OF RATIOS OF EARNINGS AND FUNDS FROM OPERATIONS
                            TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                                          (AMOUNTS IN THOUSANDS)

                                                                       Years Ended December 31,
                                                                 ----------------------------------
                                                                    1999        1998       1997
                                                                 ----------  ----------  ----------
Net income available to common shareholders . . . . . . . . . .  $  76,537   $  54,484   $  54,966

Add:
Portion of rents representative of the interest factor. . . . .      1,281         882         667
Interest on indebtedness. . . . . . . . . . . . . . . . . . . .     33,186      33,654      30,009
Preferred dividends . . . . . . . . . . . . . . . . . . . . . .     19,593       5,881
Amortization of debt cost . . . . . . . . . . . . . . . . . . .        356         366         432
                                                                 ----------  ----------  ----------
    Net income as adjusted. . . . . . . . . . . . . . . . . . .  $ 130,953   $  95,267   $  86,074
                                                                 ==========  ==========  ==========

Fixed charges:
Interest on indebtedness. . . . . . . . . . . . . . . . . . . .  $  33,186   $  33,654   $  30,009
Capitalized interest. . . . . . . . . . . . . . . . . . . . . .      2,722       1,375         812
Preferred dividends . . . . . . . . . . . . . . . . . . . . . .     19,593       5,881
Amortization of debt cost . . . . . . . . . . . . . . . . . . .        356         366         432
Portion of rents representative of the interest factor. . . . .      1,281         882         667
                                                                 ----------  ----------  ----------
    Fixed charges . . . . . . . . . . . . . . . . . . . . . . .  $  57,138   $  42,158   $  31,920
                                                                 ==========  ==========  ==========

RATIO OF EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED DIVIDENDS . . . . . . . . . . . . . . . .       2.29        2.26        2.70
                                                                 ==========  ==========  ==========


Net income available to common shareholders . . . . . . . . . .  $  76,537   $  54,484   $  54,966
Depreciation and amortization . . . . . . . . . . . . . . . . .     49,256      41,580      37,544
Gain on sales of property and securities. . . . . . . . . . . .    (20,596)       (885)     (3,327)
Extraordinary charge (early retirement of debt) . . . . . . . .        190       1,392
                                                                 ----------  ----------  ----------
    Funds from operations . . . . . . . . . . . . . . . . . . .    105,387      96,571      89,183
Add:
Portion of rents representative of the interest factor. . . . .      1,281         882         667
Preferred dividends . . . . . . . . . . . . . . . . . . . . . .     19,593       5,881
Interest on indebtedness. . . . . . . . . . . . . . . . . . . .     33,186      33,654      30,009
Amortization of debt cost . . . . . . . . . . . . . . . . . . .        356         366         432
                                                                 ----------  ----------  ----------
    Funds from operations as adjusted . . . . . . . . . . . . .  $ 159,803   $ 137,354   $ 120,291
                                                                 ==========  ==========  ==========

RATIO OF FUNDS FROM OPERATIONS TO COMBINED
FIXED CHARGES AND PREFERRED DIVIDENDS . . . . . . . . . . . . .       2.80        3.26        3.77
                                                                 ==========  ==========  ==========
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